     As filed with the Securities and Exchange Commission on October 22, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0416582
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jorge A. Junquera
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copies to:

Donald J. Toumey Robert W. Downes	Ignacio Alvarez Jorge A. Rivera
Sullivan & Cromwell LLP	Pietrantoni Méndez & Alvarez LLP
125 Broad Street	Banco Popular Center, 19th Floor
New York, New York 10004	209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	aggregate	aggregate	Amount of
to be registered	be registered	price per share	offering price(3)	registration fee(4)
Common Stock, $6.00 par value per share (including attached rights to purchase Series A Participating Preferred Stock)(1)	686,487	(2)	$11,995,459	$368.26

(1)	There is one Preferred Right issued with each share of common stock.

(2)	Highest price, excluding interest, to be payable per share in connection with the rescission offer covered by this registration statement. The price per share will range from $12.47 to $20.12 per share, depending on the price originally paid by the offerree.

(3)	Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.

(4)	Calculated pursuant to Rule 457(j) on the basis of the amount at which the securities were sold.

NOTICE AND SUMMARY
October 22, 2007
Dear Current or Former 401(k) Plan Participant:
     This letter and the accompanying document called a “prospectus” contain important information.
     Popular, Inc. is sending you these materials because you are a current or former participant in the Popular, Inc. USA 401(k) Savings and Investment Plan, which we refer to as the “401(k) Plan,” and you purchased Popular, Inc. common stock in your 401(k) Plan account, by investing in the Popular, Inc. Stock Fund, during the period from August 9, 2006 through August 8, 2007. We refer to this period as the “Purchase Period.”
     We are offering to buy back this common stock at the original purchase price, less dividends received, plus interest, and/or reimburse you or your 401(k) Plan account for losses you may have incurred if you have already sold the stock. This offer is called a “Rescission Offer.”
     We are making the Rescission Offer because we inadvertently exceeded the number of shares registered with the Securities and Exchange Commission for offer and sale to participants under the 401(k) Plan. These shares have now been registered by means of a Registration Statement on Form S-3. Accordingly, whether or not you accept this Rescission Offer, shares of common stock that you may own are now properly registered effective as of the date of the prospectus.
     Within the context of the 401(k) Plan, you “purchased” Popular common stock if you acquired Popular common stock for your 401(k) Plan account by investing in, transferring into (from other investment funds in the 401(k) Plan), or making loan repayments and receiving credits into the Popular, Inc. Stock Fund. Conversely, you “sold” Popular common stock from your 401(k) Plan account if you reduced the amount of Popular common stock in your account by transferring your account balances in this fund to other investment funds in the 401(k) Plan, took out new loans, made payment of expenses, or took a cash distribution from your 401(k) account.
     The following questions and answers may help you in determining whether you should accept the Rescission Offer.
1.	Do you still own stock that you purchased in your 401(k) Plan account with salary deferral, employer matching, bonus matching, rollover or after-tax contributions during the Purchase Period? If yes, go to Question 3. If no, go to Question 2. If you both still hold some stock and sold some stock, see both Questions 2 and 3.

2.	Did you sell the stock at a loss? If yes, you should consider accepting the Rescission Offer so that you can be compensated for your loss. If no, you should not accept the Rescission Offer since no compensation is available to you for the stock you sold.

3.	Do you want us to buy all of the stock you purchased in your 401(k) Plan account during the Purchase Period and still hold on November 27, 2007, which is the expiration date of the Rescission Offer? If yes, accept the Rescission Offer and we will buy your stock at your purchase price, less dividends received, plus interest as described in the prospectus. Note: If your aggregate purchase price less dividends received, plus interest on that amount, for all purchases during the Purchase Period is less than the market value of the stock on the expiration date of the Rescission Offer, then you will be deemed to have rejected the Rescission Offer. Also, if you elect to accept the Rescission Offer, you must tender to us all of your Popular common stock that you purchased in your 401(k) Plan account during the Purchase Period. If you do not want us to buy your stock, you do not need to accept the Rescission Offer or take any action.
     If you accept the Rescission Offer, you will be temporarily unable to conduct certain transactions involving our common stock within your 401(k) Plan account, while we perform the administrative tasks required to give effect to the rescission. See “Notice of Blackout Period” and “Risk Factors” for more information.

     To help you further understand this offer, you will find the following information contained in this package after this letter:
     A. Prospectus: This document contains information to help you decide whether or not you should accept the Rescission Offer.
     B. Transaction Summary: The Transaction Summary summarizes your transactions (such as purchases, sales and/or distributions) involving Popular common stock in your 401(k) Plan account during the Purchase Period and may not reflect the current balance in your account. Your Transaction Summary will help you determine if you are entitled to any payment under this Rescission Offer.
     If you accept the Rescission Offer, you must accept with respect to all shares you hold in your 401(k) Plan account (or in a rollover account) that are subject to the Rescission Offer. Accordingly, if the aggregate repurchase price (less dividends received plus interest) of Popular common stock you would receive is less than the aggregate market value of those shares (based on the closing price of the common stock on the NASDAQ Global Market on the date the Rescission Offer expires), your acceptance of the Rescission Offer will be rejected.
     The Rescission Offer will expire at 5:00 p.m., Eastern Time, on Tuesday, November 27, 2007. If you want to accept the Rescission Offer, your Acceptance Form and all other required documentation must be received at the address indicated on the applicable Acceptance Form on or before this deadline.
     We encourage you to read the entire Prospectus for complete information. If you still have questions after reading these materials, please call Principal Financial Group at 1-800-547-7754 between the hours of 8:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday.
Very truly yours,
Roberto R. Herencia
President
Popular North America

686,487 Shares
Common Stock
RESCISSION OFFER

     We are offering, under the terms and conditions described in the prospectus, to rescind the previous purchase of up to 686,487 shares of Popular, Inc. common stock, par value $6.00 per share, by the trustee of the Popular, Inc. USA 401(k) Savings and Investment Plan, which we refer to as the “401(k) Plan,” which made those purchases on behalf of certain current and former participants in the 401(k) Plan from August 9, 2006 through August 8, 2007. We refer to this offer as the “Rescission Offer.”
     If you purchased shares of our common stock pursuant to the 401(k) Plan during this period and accept the Rescission Offer, you will receive:
•	if you continue to own the shares, the consideration you paid for such common stock, plus interest from the date of purchase, less dividends received on that common stock, or

•	if you have caused the sale of that common stock at a loss, the consideration you paid, less the proceeds from the sale, plus interest, less dividends received on that common stock. Interest will be paid on the amount originally paid for the common stock during the period from the date of purchase to the date of sale and on the loss realized from the sale of the common stock from the date of sale through the date the proceeds from the Rescission Offer are credited to your 401(k) Plan account.
     This Rescission Offer applies only to purchases of Popular common stock during the period from August 9, 2006 through August 8, 2007, which we refer to as the “Purchase Period,” at prices ranging from $12.47 per share to $20.12 per share. The Rescission Offer applies to purchases made with salary deferral, employer matching, bonus matching, rollover or after-tax contributions (as shown on your Transaction Summary).
     The Rescission Offer will expire at 5:00 p.m., Eastern Time, on Tuesday, November 27, 2007, which we refer to as the “Expiration Date.”
     Our common stock is listed on the NASDAQ Global Market under the symbol “BPOP.” The closing sale price of our common stock on October 19, 2007 was $10.93. Our principal executive offices are located at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and our telephone number is (787) 765-9800.
     You are not required to accept this Rescission Offer. If you elect to accept the Rescission Offer for shares that continue to be held in the 401(k) Plan, you must tender to us all of your Popular common stock that you hold that was purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period. If your acceptance is not received in good order by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. We do not intend to grant any extensions.
     The shares of our common stock subject to the Rescission Offer were not properly registered under the Securities Act of 1933, as amended, in a timely manner, because we inadvertently exceeded the number of shares registered with the Securities and Exchange Commission for offer and sale to participants under the Plan. These shares have now been registered by means of the Registration Statement on Form S-3 of which this prospectus forms a part. Accordingly, whether or not you accept this Rescission Offer, shares of common stock that you may own are now properly registered effective as of the date of this prospectus. We have not retained an underwriter in connection with the Rescission Offer.
     The shares of our common stock are not deposits, savings accounts or other obligations of a bank and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
     An investment in our common stock involves risks and uncertainties described in the section entitled “Risk Factors” beginning on page 6 .
     Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 22, 2007

Page
Cautionary Statement Regarding Forward-Looking Statements	3
Summary	4
Risk Factors	6
Questions and Answers About Our Rescission Offer	7
Remember	17
Where You Can Find More Information	17
Incorporation of Certain Documents by Reference	17
The Company	18
The Rescission Offer	18
Federal Income Tax Effects of the Rescission Offer	22
Use of Proceeds	23
Notice of Blackout Period	23
Legal Matters	24
Experts	24

Appendix A: Acceptance Form A
For Participants Who Hold Shares in their 401(k) Plan Account or Who Have a 401(k) Plan Account and Sold Shares in that Account and
For All Former Employees Who No Longer Have a 401(k) Plan Account (but Who did not Take or Roll Over a Distribution in the Form of Popular Common Stock
A-1

Appendix B: Acceptance Form B
For All Former Employees Who No Longer Have a 401(k) Plan Account and Who Took or Rolled Over a Distribution in the Form Popular Common Stock	B-1
EX-5.1 CONSENT OF BRUNILDA SANTOS de ALVAREZ
EX-23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-99.1 FORM OF LETTER TO RESCISSION OFFER RECEPIENTS
EX-99.2 FORM OF TRANSACTION SUMMARY FORM PROVIDED TO RESCISSION OFFER RECEPIENTS

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with additional or different information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. Our business, financial condition, results of operation and prospects may have changed since those dates.
     In this prospectus, unless otherwise stated or the context otherwise required, “Popular,” “we,” “us” and “our” refer to Popular, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements in this prospectus are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to Popular’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on Popular’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.
     These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:
•	the rate of growth in the economy, as well as general business and economic conditions;

•	changes in interest rates, as well as the magnitude of such changes;

•	losses on our subprime mortgage loan portfolio;

•	the fiscal and monetary policies of the federal government and its agencies;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	possible legislative or regulatory changes; and

•	difficulties in combining the operations of acquired entities.
     All forward-looking statements included in this prospectus are based upon information available to Popular as of the date of this document, and we assume no obligation to update or revise any such forward-looking statements.

SUMMARY
     The following summary is provided to give a brief overview of the Rescission Offer. Specific details of the offer are contained in the prospectus. If there is any conflict between this summary and the information presented in the body of the prospectus, the prospectus will govern.
What happens if you accept the Rescission Offer?
1.	If you are an active or former employee of Popular who has a 401(k) Plan account balance,
•	and your 401(k) Plan account still holds shares of our common stock that you purchased during the Purchase Period with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in your 401(k) Plan account, then we will repurchase those shares in exchange for a cash deposit to your 401(k) Plan account in the amount of your original purchase price of those shares, less dividends received, plus interest. The deposit will be invested in your 401(k) Plan account according to the investment instructions you have on file for new contributions with Principal Financial Group as of November 26, 2007.

However, if the aggregate purchase price of the shares to be repurchased, less dividends received, plus interest would be less than the fair market value of Popular common stock on the Expiration Date, we will deem you to have rejected the offer;

or,

•	you sold, prior to the Expiration Date, shares of our common stock in the 401(k) Plan account that you purchased during the Purchase Period with salary deferral, employer matching, bonus matching, rollover or after-tax contributions at a loss (resulting from a transfer from Popular common stock to another fund, a cash distribution from the 401(k) Plan, or taking a loan from the 401(k) Plan), then we will make a cash deposit to your 401(k) Plan account for the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, less dividends received, plus interest, and the deposit will be invested in your 401(k) Plan account according to the same investment instructions you have on file for new contributions with Principal Financial Group as of November 26, 2007.

You may still hold some shares and have sold some shares, in which case both of the above situations will apply to you.
2.	If you are a former employee who no longer has a 401(k) Plan account, but who purchased Popular common stock during the Purchase Period with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in your 401(k) Plan account,
•	and you rolled over or took a distribution of those shares of our common stock from the 401(k) Plan and you (or your IRA or eligible retirement plan) requested that Principal Financial Group send you stock certificates for the shares of our common stock you purchased during the Purchase Period and you (or your IRA or eligible retirement plan) still hold some or all of the shares, then we will repurchase those shares in exchange for a cash payment directly to you (or your IRA or eligible retirement plan) for your original purchase price of those shares, less dividends received, plus interest.

However, if the aggregate purchase price of the shares to be repurchased, less dividends received, plus interest would be less than the fair market value of Popular common stock on the Expiration Date, we will deem you to have rejected the offer;

or,

•	you rolled over or took a distribution of some or all of those shares of our common stock from the 401(k) Plan and received stock certificates for the shares purchased during the Purchase Period and you have since sold those shares at a loss, then we will make a cash payment directly to you (or your IRA or your eligible retirement plan) equal to the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, less dividends received, plus interest; or,

•	you rolled over or took a distribution from the 401(k) Plan and sold those shares of Popular common stock prior to taking the distribution, or you instructed Principal Financial Group to sell the stock and distribute cash to you or your IRA or eligible retirement plan and some or all of those shares of Popular common stock were sold at a loss, then we will make a cash payment directly to you equal to the difference between (a) the original purchase price of those shares and (b) the sale price of those shares, less dividends received, plus interest.

You may still hold some shares and have sold some shares, in which case several of the above situations will apply to you.
What happens if you do not accept the Rescission Offer?
     If you do not accept the Rescission Offer, this operates as a rejection of the Rescission Offer. In that case, there will be no change in your 401(k) Plan account. The shares of Popular common stock will remain in your 401(k) Plan account and this Rescission Offer will not affect your ability to sell these shares or any of your rights with respect to Popular common stock.
     Our primary purpose in making the Rescission Offer is to reduce our contingent liabilities under federal securities laws. It is not entirely clear that our Rescission Offer will fully extinguish our liability, if any, for our potential securities law violations. Whether our Rescission Offer will fully extinguish our contingent liability depends in part on whether a court or the SEC would view acceptance or non-acceptance of our Rescission Offer as a waiver that is precluded by applicable federal securities laws. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, some courts have ruled that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation).
     We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects the Rescission Offer, that such person is legally barred from asserting such claims. Our Rescission Offer should not be considered an admission that we did not comply with any federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.

RISK FACTORS
     In deciding whether to accept or reject the Rescission Offer, you should consider the following risks in addition to the risks discussed in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which are incorporated in this prospectus by reference, as well as the other matters discussed in this document.
Risks Related to this Rescission Offer
We may continue to have potential liability even after this Rescission Offer is made owing to our issuances of securities in possible violation of securities laws.
     The federal securities laws do not expressly provide that a Rescission Offer will terminate a purchaser’s right to rescind a sale of stock that was not registered under the federal securities law. The Staff of the SEC has taken the position that a person’s federal right of rescission may survive a rescission offer. Accordingly, it is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal and state securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages. The aggregate purchase price of shares subject to the Rescission Offer was approximately $12 million. Based on estimates using the current market price of our common stock, we believe that any liability resulting from the failure to register the stock issuances subject to the Rescission Offer is not material to our results of operations. However, the Rescission Offer will not prevent regulators from pursuing actions or imposing penalties and fines against us with respect to any potential violations of securities laws.
Your federal right of rescission may not survive if you affirmatively reject or fail to accept the Rescission Offer.
     The rights remaining to recipients of a rescission offer are not clearly delineated under the federal or certain state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether or not your federal right of rescission will remain preserved. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a rescission offer. However, courts have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.
     The above discussion relates primarily to how the Rescission Offer may affect your federal right of rescission. It does not address the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity. Popular does not make any representation as to the compliance of this Rescission Offer with state law. However, under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against Popular in connection with the shares of Popular common stock purchased during the Purchase Period. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer. Our Rescission Offer is not an admission that we did not comply with any federal or state disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defenses that we may have.
If you accept the Rescission Offer, you will be temporarily unable to conduct any transactions involving Popular common stock within your 401(k) account.
     Since you will be temporarily unable to conduct any transactions with respect to Popular common stock in your 401(k) Plan account while we perform the administrative tasks required to give effect to the rescission, you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avert this result. In addition, any funds you receive for the sale of shares of Popular common stock in the Rescission Offer will not be deposited into your 401(k) account until after the Expiration Date. These funds will be allocated to your account in accordance with your investment instructions on record as of November 26, 2007, unless otherwise provided in accordance with this prospectus. If your instructions include an allocation to Popular common stock, you will be subject to the risk that

Popular common stock could increase in value prior to the reinvestment of funds in your account, resulting in a loss of value in your 401(k) account. See “Notice of Blackout Period” for additional information.
QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER
     The following questions and answers are divided into six major sections:

1.	How the Rescission Offer Works.

2.	Accepting the Rescission Offer.

3.	Rejecting the Rescission Offer.

4.	Effect of Accepting the Rescission Offer.

5.	Special Information for Former Participants Who No Longer Have a 401(k) Plan account.

6.	How to Get More Information.

Section 1:	How the Rescission Offer Works

Q1:	Why is Popular conducting this Rescission Offer?

A1:	Popular is conducting this Rescission Offer because shares of Popular common stock that were purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period were not registered under the Securities Act of 1933 in a timely manner. We recently discovered that we inadvertently exceeded the number of shares of our common stock registered under the Securities Act for offer and sale to participants under the 401(k) Plan. We may be potentially liable under the Securities Act to 401(k) Plan participants for the purchase price of their Popular shares because those shares were not registered under the Securities Act, and we believe that this Rescission Offer will reduce our potential liability under the Securities Act. Those shares have now been registered by means of the Registration Statement on Form S-3 of which this prospectus forms a part. Accordingly, whether or not you accept this Rescission Offer, shares of common stock that you may own are now properly registered effective as of the date of this prospectus. We have not retained an underwriter in connection with the Rescission Offer.

Additionally, on August 9, 2007, we registered the shares of Popular common stock to be purchased on your behalf in the future with salary deferral, employer matching, rollover or after-tax contributions under the 401(k) Plan from that date forward.

Members of our board of directors did not participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers who purchased shares of Popular common stock pursuant to the Plan during the Purchase Period have informed us that they do not intend to accept in the Rescission Offer.

Q2:	Does the Rescission Offer extend to shares that I purchased other than with salary deferral, employer matching, bonus matching, rollover or after-tax contributions or otherwise outside of the 401(k) Plan?

A2:	No. This Rescission Offer does not apply to shares of Popular common stock that you may have purchased with money other than salary deferral, matching, bonus matching, rollover or after-tax contributions or outside of the 401(k) Plan. For example, it does not extend to purchases you may have made through your broker, mutual funds, exercises of stock options or the dividend reinvestment and stock purchase plan.

In addition, the Rescission Offer does not apply to shares of Poplar common stock that you may have purchased under the 401(k) Plan outside of the Purchase Period.

Q3:	May I accept the Rescission Offer for only a portion of the shares I own and that were purchased with my salary deferral, employer matching, bonus matching rollover or after-tax contributions to the 401(k) Plan during the Purchase Period?

A3:	No. If you accept the Rescission Offer, then you must accept the offer for all of the shares of Popular common stock that you still hold that were purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period. See Section 4 of these Questions and Answers to understand how your acceptance of the Rescission Offer will affect you.

Section 2:	Accepting the Rescission Offer

Q4:	How do I accept this Rescission Offer?

A4:	In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form applicable to you (See Appendix A, page A-1 or Appendix B, page B-1), and return it, together with all other required documentation, on or before the Expiration Date. Your Acceptance Form must be received by Principal Financial Group (Acceptance Form A) or Popular (Acceptance Form B), as applicable, no later than the close of business on November 27, 2007. For mailing instructions, see the answer to Question 6 below.

Q5:	May I still accept this Rescission Offer if I previously have sold some or all of the shares of Popular common stock that were purchased during the Purchase Period?

A5:	Yes. If you have already sold some or all of the shares of Popular common stock that were purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period, and if you sold any of the shares for less than the purchase price, you may accept this Rescission Offer with respect to shares you still hold and with respect to any shares you may have sold at a loss.

The Rescission Offer is not applicable to the shares of Popular common stock that were purchased during this Purchase Period if the shares have been sold for more than the purchase price. However, if you have sold shares at a gain but have also sold shares at a loss, you may still accept the Rescission Offer with respect to the shares sold at a loss.

Q6:	Where do I send my acceptance of the Rescission Offer?

A6:	If you are (i) a current participant in the Popular 401(k) Plan; (ii) a former employee who has maintained an account in the 401(k) Plan; or (ii) a former employee who no longer has an account in the 401(k) Plan, but who did not take or roll over a distribution in the form of Popular common stock, Acceptance Form A, including all supporting documents, should be returned to:

By Mail:

Principal Trust Company
c/o Principal Financial Group
P.O. Box 9394
Des Moines, Iowa 50306-9394

By Overnight Delivery:

Principal Trust Company c/o Principal Financial Group 710 9th Street Des Moines, Iowa 50309-1502

If you are a former employee who no longer has an account in the 401(k) Plan and who took or rolled over a distribution in the form Popular common stock, Acceptance Form B, including all supporting documents, should be returned to:

By Mail:

Popular, Inc.
P.O. Box 362708
San Juan, PR 00936-2708
Attn: Corporate People Division, Mail Stop 914

By Overnight Delivery:

Popular, Inc.
Corporate People Division
Mail Stop 914
1500 Ponce de León Avenue
BPPR Building, 5th Floor
San Juan, Puerto Rico 00909
Referente Telephone: (787) 723-0077 x. 3831

You must send your originally signed acceptance forms and other required documents by United States postal service or other recognized overnight mail delivery service. If you are sending us stock certificates, we strongly recommend that you send the form and accompanying documents by a recognized overnight delivery system, registered or certified mail, properly insured, with return receipt requested. We will not accept acceptance forms by fax or scanned acceptance forms sent as e-mail attachments.

In order for your acceptance of the Rescission Offer to be considered, we must receive all required forms and documents no later than the close of business on November 27, 2007.

Q7:	What if I change my mind after accepting the Rescission Offer?

A7:	You may not change your election to accept the Rescission Offer after the Expiration Date. However, if, prior to that date, you send your acceptance of the Rescission Offer and subsequently decide that you would prefer to reject the Rescission Offer, then you may reject the Rescission Offer by sending a written notice to:

If you originally sent Acceptance Form A:

By Mail:

Principal Trust Company
c/o Principal Financial Group
P.O. Box 9394
Des Moines, Iowa 50306-9394

By Overnight Delivery:

Principal Trust Company c/o Principal Financial Group 710 9th Street Des Moines, Iowa 50309-1502

If you originally sent Acceptance Form B:

By Mail:

Popular, Inc.
P.O. Box 362708
San Juan, PR 00936-2708
Attn: Corporate People Division

By Overnight Delivery:

Popular, Inc.
Corporate People Division
Mail Stop 914
1500 Ponce de León Avenue
BPPR Building, 5th Floor
San Juan, Puerto Rico 00909
Referente Telephone: (787) 723-0077 x. 3831

Your rejection notice must include the plan name (Popular, Inc. USA 401(k) Savings and Investment Retirement Plan), your name, your social security number and a clear indication that you are rejecting the Rescission Offer and must be received at the above address no later than November 27, 2007.

Q8:	What is the deadline for accepting the Rescission Offer?

A8:	We must receive your acceptance, including all completed and signed forms and supporting documentation, no later than the close of business on November 27, 2007. This deadline is not flexible. If you do not submit an acceptance of the offer, or if all forms and documentation required to accept the offer are not received by November 27, 2007, then you will be automatically deemed to have rejected the Rescission Offer.

Section 3:	Rejecting the Rescission Offer

Q9:	How do I reject the Rescission Offer?

A9:	You need not do anything to reject the Rescission Offer. Simply let the offer expire. You need not contact us to reject the Rescission Offer.

Q10:	Am I obligated to accept the Rescission Offer?

A10:	No. You are not obligated in any way to accept the Rescission Offer.

Q11:	What are the consequences to me if I do not accept the Rescission Offer?

A11:	There will be no change in your 401(k) Plan account. The shares of Popular common stock will remain in your 401(k) Plan account, and the Rescission Offer will not affect your ability to sell these shares or any of your rights as a stockholder of Popular (for example, your right to receive dividends declared by the Board of Directors, to vote your shares or to receive distributions in the event of liquidation of Popular).

Our primary purpose in making the Rescission Offer is to reduce our contingent liabilities under federal securities laws. It is not entirely clear whether our Rescission Offer will fully extinguish our liability, if any, for our potential securities law violations. Whether our Rescission Offer will fully extinguish our contingent liability depends in part on whether a court or the SEC would view acceptance or non-acceptance of our Rescission Offer as a waiver that is precluded by applicable federal or state securities laws. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a Rescission Offer. Nevertheless, some courts have ruled that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation). We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped (that is, legally barred) from asserting such claims. Our Rescission Offer is not an admission that we did not comply with any federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.

The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.

Section 4:	Effect of Accepting the Rescission Offer

Q12: What will I receive if I accept the Rescission Offer?

A12:	If you accept the Rescission Offer, and if you have not transferred the value of applicable Popular common stock to other investment funds under the 401(k) Plan (if you have made a transfer, see below), a two-step process will occur:

First, your 401(k) Plan account will be reduced by the number of shares of Popular common stock that were purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in the 401(k) Plan during the Purchase Period.

Second, your 401(k) Plan account will be credited with an amount based on your purchase price of the applicable Popular common stock purchased, less dividends received, plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your investment elections for new contributions on record as of November 26, 2007, unless otherwise provided in accordance with this prospectus.

The proceeds of the Rescission Offer will be subject to the vesting schedules applicable to you under the 401(k) Plan.

The Rescission Offer applies only to purchases of Popular common stock with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in the 401(k) Plan during the Purchase Period. Purchases of Popular common stock outside of the Purchase Period are not subject to the Rescission Offer and will remain in your 401(k) Plan account.

Q13:	What will I receive if I transferred the value of the Popular common stock purchased during the Purchase Period to other investment funds under the 401(k) Plan, so that I no longer have Popular common stock in my account?

A13:	If you realized a gain upon the sale of all shares purchased during the Purchase Period, then you are not eligible to accept the Rescission Offer. If you realized losses upon the sale of some or all of the shares purchased during the Purchase Period, then if you accept the Rescission Offer, your 401(k) Plan account will be credited with an amount based on the price paid for the applicable Popular common stock less dividends received on such shares, minus an amount attributable to the price at which you sold your shares for purposes of transferring the value of Popular common stock to other investment funds, plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your current investment elections for new contributions as of November 26, 2007, unless otherwise provided in accordance with the terms of the Rescission Offer described in this prospectus.

Q14:	What will I receive if I transferred some of the value of the Popular common stock to other investment funds under the 401(k) Plan, but still have some of the Popular common stock in my 401(k) Plan account?

A14:	If you accept the Rescission Offer, and if you transferred some but not all of the value of the Popular common stock purchased during the Purchase Period with salary deferral, employer matching, bonus matching, rollover or after-tax contributions to other investment funds and the aggregate purchase price of the shares you still hold, less dividends received plus interest is greater than the fair market value of those shares on the date the Rescission Offer expires, then:

First, your 401(k) Plan account will be reduced by the number of shares of applicable Popular common stock that remain in your 401(k) Plan account.

Second, your 401(k) Plan account will be credited with an amount based on your purchase price of the applicable Popular common stock that you still hold on the date your acceptance of the Rescission Offer is processed, less dividends received, plus interest.

Third, your 401(k) Plan account will be credited with an amount based on the purchase price paid for the applicable Popular common stock that you later transferred, minus an amount attributable to the price at which you transferred the Popular common stock to other investment funds, less dividends received, plus interest, but only if you realized a loss upon transfer.

The amount credited to your 401(k) Plan account will be reinvested pursuant to your investment elections for new contributions to the 401(k) Plan as of November 26, 2007, unless otherwise provided in accordance with this prospectus.

However, if the repurchase price you would receive by accepting the Rescission Offer is less than the fair market value of Popular common stock on November 27, 2007, the Expiration Date, your acceptance will be deemed rejected. See answer to Question 15 below.

Q15:	What will happen if I accept this Rescission Offer but the amount I would receive for the shares by accepting the Rescission Offer is less than the fair market value of Popular common stock on November 27, 2007, the Expiration Date of the Rescission Offer?

A15:	If you submit an acceptance of the Rescission Offer under these circumstances, your acceptance will be deemed rejected as of November 27, 2007. The shares of Popular common stock will remain in your 401(k) Plan account, and the Rescission Offer will not affect your ability to sell these shares.

Your acceptance of the Rescission Offer, whether or not it is ultimately rejected, will cause your 401(k) Plan account to be subject to the Blackout Period imposed on the accounts of all participants who accept the Rescission Offer, while we determine whether your acceptance will be accepted or rejected. For more information about the Blackout Period, see the answer to Question 22 below and see the section titled “Notice of Blackout Period.”

Q16:	What if I took a loan from the 401(k) Plan?

A16:	If you accept the Rescission Offer, the calculation that will take place will not differ if you took a loan from the 401(k) Plan. If you took a loan from the 401(k) Plan, and if Popular common stock was transferred out of your 401(k) Plan account to fund your loan, then that transaction (to the extent that it is related to salary deferral, employer matching, bonus matching, rollover or after-tax contributions) will be treated, for purposes of this Rescission Offer, like a transfer from Popular common stock to another investment fund under the 401(k) Plan. (See the answer to Question 13 above.)

Similarly, if you took a loan from the 401(k) Plan out of your salary deferral, employer matching, bonus matching, rollover or after-tax contributions, and if you purchased shares of Popular common stock during the Purchase Period with your loan repayment withholdings, then those shares will be eligible for this Rescission Offer. If you have an outstanding loan from the 401(k) Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of this Rescission Offer.

Q17:	What is the price that Popular will pay for the shares that were purchased on my behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period?

A17:	The price that Popular will pay if you accept the Rescission Offer is based on a calculation of the price at which the purchases of Popular common stock were made on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in the 401(k) Plan.

If you still hold all the shares that you purchased during the Purchase Period, we will determine the aggregate purchase price of those shares, less dividends received, plus interest from date of purchase at the rate described in Question 18 below. That is the amount you will receive if you accept the Rescission Offer. If this amount is less than the fair market value of these shares on the Expiration Date, any acceptance of the Rescission Offer will be rejected. If you have sold some or all of your shares that are subject to the Rescission Offer, we will determine the purchase price of those shares using the “first-in-first-out” (FIFO) method. This FIFO calculation means that the first shares you purchased under the 401(k) Plan during the Purchase Period will be the first shares deemed sold by you and the purchase price will be matched against the first sale to determine whether there was a gain or loss. We will continue that process in order of purchase and sale until we have matched all purchases against all shares sold. With respect to shares sold, interest will cease to accrue on the proceeds of sale from the date the proceeds are credited to your 401(k) Plan account. For any sale that results in a loss, your 401(k) Plan account will be credited with the amount of the loss plus interest.

Q18:	How will interest be calculated?

A18:	Interest will be paid to you at a rate per annum equal to the weekly average 1-year constant maturity Treasury Yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week ending on November 23, 2007. For the week ending October 12, 2007, the interest rate would have been 4.24%. Interest will be calculated based on the time period from the date that the shares were purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions in the 401(k) Plan through the date proceeds from the Rescission Offer are credited to your 401(k) Plan account or otherwise credited to you.

Q19:	When will proceeds from the Rescission Offer be credited to me?

A19:	If you accept the Rescission Offer and you have a 401(k) Plan account, we expect that the proceeds to which you are entitled will be credited to your 401(k) Plan account approximately five business days after the Expiration Date. If you accept the Rescission Offer and you do not have a 401(k) Plan account and you (or your IRA or eligible retirement plan) took a distribution of Popular common stock, or you (or your IRA or eligible retirement plan) took a cash distribution, payments to you (or to your IRA or eligible retirement plan) will be processed as soon as administratively feasible after the Expiration Date.

Q20:	Can I take a distribution of the amount credited to my 401(k) Plan account?

A20:	Yes, if you are otherwise eligible for a distribution under the terms of the 401(k) Plan. You are generally eligible for a distribution from the 401(k) Plan if you are no longer employed by Popular.

Q21:	What are the tax consequences if I accept the Rescission Offer?

A21:	The tax consequences to you depend on your specific circumstances, including whether you currently participate in the 401(k) Plan, and if you do not, whether you took a distribution from the 401(k) Plan in cash or in the form of shares of our common stock.

•	If you are a current participant in the 401(k) Plan and have a 401(k) Plan account, in general, your sale to Popular of common stock and your receipt of any funds in the 401(k) Plan pursuant to your acceptance of the Rescission Offer will not be taxable events. This is because all funds we pay as a result of your acceptance of the Rescission Offer will be paid to the 401(k) Plan trustee and not directly to you. However, upon any later distribution of funds from your 401(k) Plan account, the distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable as ordinary income. In addition, a 10% federal income tax penalty may be imposed in cases of some early distributions from the 401(k) Plan and we may have to withhold income taxes on any subsequent distribution to you. See “Federal Income Tax Effects of the Rescission Offer” for more information.

•	If you are a former participant in the 401(k) Plan, you took a distribution in shares of our stock and rolled that distribution over into an IRA or an eligible retirement plan and the IRA or eligible retirement plan still holds the shares, your IRA’s or eligible retirement plan’s sale to Popular of common stock and receipt of any funds pursuant to your acceptance of the Rescission Offer will not be taxable events. However, upon any later distribution of funds from, for instance, an IRA or retirement plan, those distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable to you as ordinary income.

•	If you are a former participant in the 401(k) Plan and you took a distribution in shares of our stock and did not roll them over to an IRA or eligible retirement plan, any amount, including interest, we pay to repurchase shares of Popular common stock that you now own should be treated as a taxable redemption of stock. That redemption may be treated as a sale or exchange or as a dividend for federal income tax purposes depending on the application of the tax rules to your individual circumstances.

•	Any amount you receive with respect to any shares of Popular Common Stock that you took in a distribution from the 401(k) Plan and have since sold should be capital gain to you. You should consult with your own tax adviser with regard to the tax treatment of any such distributions to you. See Question 23 — “What will I receive if I no longer have a 401(k) Plan account and took my distribution in the form of shares of Popular common stock?”

•	If you are a former participant in the 401(k) Plan and you did not take shares of our stock as part of your distribution, or if you rolled shares of our stock into an IRA or an eligible retirement plan and the IRA or eligible retirement plan has since sold those shares for less than your purchase price, the tax treatment of the funds we pay to you as a result of your acceptance of the Rescission Offer, including interest, is unclear. We intend to take the position that such payments are not additional distributions from the 401(k) Plan; however, such payments may constitute ordinary income to you. If we determine that such amounts constitute compensation to you, we may withhold income and employment taxes from such payments.

Please see the section of this prospectus titled “Federal Income Tax Effects of the Rescission Offer” for more information. You should consult with your own tax adviser to understand fully the tax consequences of the Rescission Offer to you.

Q22:	If I accept the Rescission Offer, will access to my 401(k) Plan account be “blacked out” for any period?

A22:	If you accept the Rescission Offer, then for a limited time after the Expiration Date, Principal Financial Group will not process your requests to buy or sell Popular common stock in your 401(k) Plan account. In addition, your requests for a loan or a distribution from the 401(k) Plan will be temporarily delayed after the Expiration Date. This will not affect your ability to allocate new contributions and loan repayments to Popular common stock or other investment funds under the 401(k) Plan. This period, during which you will be unable to exercise these rights otherwise available to you under the 401(k) Plan, is called a “blackout period.”

The blackout period for the 401(k) Plan will begin at 2:30 p.m., Eastern Time, on November 27, 2007 and is expected to end on the date that the proceeds from the Rescission Offer are credited to your 401(k) Plan account, which we expect to occur approximately five business days after the Expiration Date. You will be notified in the event the blackout period is extended beyond this date. You may call Principal Financial Group, without charge, during this time for information about the actual end date of the blackout period, at 1-800-547-7754 between the hours of 8:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday.

For more information about the blackout period, please see the section titled “Notice of Blackout Period.”

Section 5:	Special Information for Former Participants Who No Longer Have a 401(k) Plan Account

Q23:	What will I receive if I no longer have a 401(k) Plan account and took my distribution in the form of shares of Popular common stock and I (or my IRA or eligible retirement plan) still hold those shares?

A23:	If you took a distribution from the 401(k) Plan in the form of common stock, you may have special tax considerations — referred to as “Net Unrealized Appreciation” or “NUA” — that apply to any sale of your Popular common stock.

Accordingly, you are strongly advised to consult with your tax adviser before accepting this Rescission Offer.

If you accept the Rescission Offer, a two-step process will occur:

First, you (or your IRA or eligible retirement plan) will tender the shares acquired during the Purchase Period with salary deferral, employer matching, bonus matching, rollover or after-tax contributions to Popular. Specifically, you will give the stock certificate (or other evidence of stock ownership, as explained on the instructions to accept the Rescission Offer) to Popular as part of your acceptance of this Rescission Offer. After you tender your shares, you will no longer own the shares of Popular common stock.

Second, we will pay all funds directly to you or to your IRA or other eligible retirement plan in accordance with your previous distribution from the 401(k) Plan or as directed on the applicable Acceptance Form.

Q24:	What will I receive if I no longer have a 401(k) Plan account and took my plan distribution in the form of shares of Popular common stock, and I (or my IRA or eligible retirement plan) have since sold the shares at a loss?

A24:	If you (or your IRA or eligible retirement plan) accept the Rescission Offer and provide evidence satisfactory to Popular of the sale of the Popular common stock acquired during the Purchase Period (such as a broker’s confirmation), then we will pay all funds directly to you or to your IRA or eligible retirement plan in accordance with your previous distribution from the 401(k) Plan or as directed on the applicable Acceptance Form.

Q25:	What will I receive if I no longer have a 401(k) Plan account, and took my distribution from the 401(k) Plan in cash?

A25:	If you accept the Rescission Offer and if Popular common stock was purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions under the 401(k) Plan during the Purchase Period, an amount based on the purchase price paid for the shares of Popular common stock purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions, minus an amount attributable to the price at which you sold your shares for purposes of transferring the value of Popular common stock to other investment funds, to take loans or to raise cash for distribution, less dividends received, plus interest, will be paid to you in accordance with your previous distribution from the 401(k) plan or as directed by you on the applicable Acceptance Form, if the sale of any of your shares was at a loss.

Section 6:	How to Get More Information
     If you have any questions concerning the Rescission Offer, you may call Principal Financial Group at 1-800-547-7754 between the hours of 8:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday. Principal

Financial Group will be unable to answer any questions regarding tax advice, and accordingly, you should consult with your tax adviser regarding the tax consequences of the Rescission Offer to you.
REMEMBER
     If you wish to accept the Rescission Offer, your acceptance must be received by 5:00 p.m., Eastern Time, on November 27, 2007.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:
•	Our Annual Report on Form 10-K for the year ended December 31, 2006.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2007.

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2007, January 25, 2007, August 9, 2007, August 31, 2007, September 25, 2007, October 9, 2007 and October 22, 2007.

•	The descriptions of our common stock set forth in our Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.
     All documents that we file subsequent to the date of this prospectus and prior to the termination of the offering of our common stock contemplated hereby pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Ileana González, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may also be directed to: (787) 765-9800. You may also access this information at our website at http://www.popularinc.com. No additional information on our website is incorporated by reference in this prospectus.

THE COMPANY
     Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, we offer retail and commercial banking services through our franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, we have established a community banking franchise providing a broad range of financial services and products to the communities we serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 132 consumer finance offices, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. Through our financial transaction processing company, EVERTEC, we continue to use our expertise in technology and electronic banking as a competitive advantage in our expansion throughout the United States, the Caribbean and Latin America.
     Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.
THE RESCISSION OFFER
Background and Reasons for the Rescission Offer
     The 401(k) Plan is a defined contribution plan that is intended to be tax-qualified and tax-exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. The purpose of the 401(k) Plan is to provide a voluntary, systematic method for an eligible participant to save a specified percentage of his or her eligible compensation for retirement and to defer federal income tax and, where allowed, state, county and city income taxes, on such compensation, together with discretionary matching contributions made by Popular.
     Contributions are held in a trust fund maintained for the benefit of participants in the 401(k) Plan. Currently, under the 401(k) Plan, a participant has the right to decide how to invest these contributions. There are currently 18 different investment choices under the 401(k) Plan. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice.
     We are required to register under Section 5 of the Securities Act of 1933 shares of our common stock that the trustee purchases for the 401(k) Plan on behalf of 401(k) Plan participants with their salary deferral, employer matching, bonus matching, rollover or after-tax contributions. We recently determined that the number of shares of our common stock that had been issued to date under the 401(k) Plan exceeded the number of shares registered under the existing registration statement covering the 401(k) Plan. Although all of the purchases by the trustee during the Purchase Period were made in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, we have determined that up to 686,487 shares of our common stock that were purchased by participants in their Plan accounts during this period were not registered for sale by us in a timely manner in accordance with the Securities Act. The aggregate purchase price for these shares was approximately $12 million.
     The purpose of this registration is to help ensure that 401(k) Plan participants have information to enable them to make an informed decision about investing in our common stock. This registration requirement applies even though 401(k) Plan participants already have access to information about our common stock via the Internet and through our periodic reports filed with the SEC.
     For federal securities law purposes, neither acceptance nor rejection of the Rescission Offer will terminate your right as a current or former 401(k) Plan participant to bring a civil action for failure to register the Popular common stock described above under the Securities Act before expiration of the applicable statute of limitations. There is no requirement that there be a finding of a violation of the securities laws for 401(k) Plan participants to participate in the Rescission Offer. We believe that the applicable statute of limitations under the Securities Act for enforcement of your rights in connection with our failure to register the Popular common stock purchased by the trustee during the Purchase Period is one year after the date that the common stock was allocated to your account in violation of the federal securities registration requirements. We intend to assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects (or is deemed to reject) the Rescission Offer, that such person is legally barred from asserting such claims. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a Rescission Offer. Nevertheless, some courts have indicated that non-acceptance of a Rescission Offer could terminate a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation). Our Rescission Offer is not an admission that we did not comply with applicable federal or state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity.
     The shares of Popular common stock which are the subject of this Rescission Offer have now been registered under the Securities Act by virtue of the registration statement of which this prospectus is a part. We believe that these shares (as well as other shares acquired by participants of the 401(k) Plan and shares subject to the Rescission Offer that are not tendered by participants) are transferable by plan participants in the ordinary course, subject to restrictions on trading that may be applicable from time to time (as in the case of Popular’s customary “blackout” periods). These shares also entitle the holders to all of the rights and privileges available to Popular stockholders.
     Members of our board of directors did not participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers who purchased shares of Popular common stock pursuant to the Plan during the Purchase Period have informed us that they do not intend to accept in the Rescission Offer.
Terms of the Rescission Offer
     If you currently have an account in the 401(k) Plan and you elected to allocate or transfer some or all of your salary deferral, employer matching, bonus matching, rollover or after-tax contributions to the 401(k) Plan to the purchase of our common stock at any time during the Purchase Period and if you continue to hold some or all of these shares, you may direct the trustee to sell all of the Popular common stock purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions during that period to us at the price you paid for the Popular common stock, less dividends received, plus interest. You may not accept the Rescission Offer with respect to less than all of the shares of Popular common stock that are subject to this offer and still held by you. If the fair market value of those shares is greater than the aggregate purchase price of those shares, less dividends received, plus interest, you will be deemed to have rejected the Rescission Offer.
     With respect to any sale in which you incurred a loss, we will pay to your 401(k) Plan account the amount of your loss, plus interest. With respect to any shares sold by you, we will use a first-in-first-out (FIFO) calculation to determine whether you have suffered a loss eligible for compensation. This FIFO calculation means that the first shares you purchased under the plan during the Purchase Period will be matched against the shares first sold (after August 9, 2006 and through the Expiration Date) to determine if you have a gain or loss on the sale. We will continue this process until the purchase price of all shares sold has been determined. If you currently have an account in the 401(k) Plan but have already directed or caused the sale of some or all of such Popular common stock in the 401(k) Plan at a price less than the price paid (calculated on a FIFO basis), the trustee may receive for your 401(k) Plan account an amount equal to the price paid on a FIFO calculation basis for such Popular common stock sold, less the sale proceeds, less dividends received, plus interest. After our timely receipt of a properly completed and signed Acceptance Form A (Appendix A) and following completion of the Rescission Offer, the trustee will reinvest the proceeds from the Rescission Offer in your 401(k) Plan account in accordance with your allocation election for new contributions as of November 26, 2007, unless otherwise provided in accordance with this prospectus.
     If you no longer have an account in the 401(k) Plan and have received a distribution of the Popular common stock from the 401(k) Plan purchased on your behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions during the relevant time period, you are entitled to obtain relief on the above terms. You will need to complete and return a properly completed and signed Acceptance Form B (Appendix B).
     If you no longer have an account in the 401(k) Plan and you did not take a distribution from your 401(k) Plan account in the form of shares of Popular common stock, then all funds we pay as a result of your acceptance of the Rescission Offer, including interest, will be paid in accordance with your previous distribution from the 401(k) plan or as directed by you on the applicable Acceptance Form. You should use Acceptance Form A (Appendix A) to accept the Rescission Offer.
     Interest to be paid on the amounts described above will be calculated, in the case of shares of Popular common stock repurchased by us, for the period from the date of purchase by you through the 401(k) Plan to the date that proceeds of the Rescission Offer are credited to the 401(k) Plan.
     In the case of reimbursement for a sale at a loss, interest to be paid on the amounts described above will be calculated for the period from the date of purchase of the shares by you through the 401(k) Plan until the date of sale of such shares. Interest also will be paid on the loss realized from the date of sale of such shares through the date on which the proceeds of the Rescission Offer are deposited to the 401(k) Plan trust on your behalf.
     Federal law does not mandate that interest be paid in this Rescission Offer nor does it provide a specific interest rate to be used in this regard. We have determined that the interest rate to be paid will be a rate per annum equal to the weekly average 1-year constant maturity Treasury Yield, as published by the Board of Governors of the Reserve System for the calendar week ending on November 23, 2007. The interest rate for the week ending October 12, 2007 would have been 4.24%.
     The Rescission Offer will expire at the close of business on November 27, 2007. That is, we must receive your acceptance in good order no later than this date.
     Neither we nor any of our officers and directors may make any recommendations to any person with respect to our Rescission Offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to our Rescission Offer. We also urge you to consult with your advisers before accepting or rejecting our Rescission Offer.
How to Accept or Reject the Rescission Offer
     You are not legally required to accept the Rescission Offer. Acceptance of the Rescission Offer is optional for each current or former 401(k) Plan participant who holds or held shares of Popular common stock in the 401(k) Plan purchased on their behalf with salary deferral, employer matching, bonus matching, rollover or after-tax contributions during the Purchase Period. If you elect to accept the Rescission Offer, your acceptance must be received in good order at the following applicable address:
If Acceptance Form A applies to you, send the required form and any other required documents to:
By Mail:
Principal Trust Company
c/o Principal Financial Group
P.O. Box 9394
Des Moines, Iowa 50306-9394

By Overnight Delivery:
Principal Trust Company
c/o Principal Financial Group
710 9th Street
Des Moines, Iowa 50309-1502
If Acceptance Form B applies to you, send the form and all of the required documents, to:
By Mail:
Popular, Inc.
P.O. Box 362708
San Juan, PR 00936-2708
Attn: Corporate People Division, Mail Stop 914
By Overnight Delivery:
Popular, Inc.
Corporate People Division
Mail Stop 914
1500 Ponce de León Avenue
BPPR Building, 5th Floor
San Juan, Puerto Rico 00909
Reference Telephone: (787) 723-0077 x. 3831
You must send your originally signed acceptance forms and other required documents by United States postal service or other recognized overnight mail delivery service. If you are sending us stock certificates, we strongly recommend that you send the form and accompanying documents by recognized overnight mail delivery service, registered or certified mail, properly insured, with return receipt requested. We will not accept acceptance forms by fax or scanned acceptance forms sent as e-mail attachments.
     If your acceptance of the Rescission Offer is not received in good order by the close of business on November 27, 2007, you will be deemed to have rejected the Rescission Offer.
     We reserve the absolute right to reject any and all surrenders of acceptance forms that are not in proper form or otherwise not valid or the acceptance of which would be, given the advice of our counsel, unlawful. Our interpretation of the terms and conditions of the Rescission Offer will be final and binding.
Questions About the Rescission Offer
     If you have any questions concerning the Rescission Offer, you may call Principal Financial Group at 1-800-547-7754 between the hours of 8:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday. Principal Financial Group will be unable to answer any questions regarding tax advice, and accordingly, you should consult with your tax adviser regarding the tax consequences of the Rescission Offer to you.
Use of Stock Repurchased by Popular in the Rescission Offer
     The shares of our common stock repurchased in the Rescission Offer, if any, will be retired and become additional authorized but unissued shares.

Funding the Rescission Offer
     We do not believe that, based on our current estimates, the amount required to fund payments under the Rescission Offer will be material to our financial position or results of operations.
Accounting for the Rescission Offer
     We intend to account for the Rescission Offer by recording the fair market value of the shares purchased by us as a charge to additional paid-in capital based on the quoted market price at the close of business on the day the Rescission Offer expires. Any amounts paid pursuant to the Rescission Offer in excess of the fair market value of the shares purchased will be recorded as compensation expense included in non-interest expense in our consolidated statement of operations.
FEDERAL INCOME TAX EFFECTS OF THE RESCISSION OFFER
     This section discusses material U.S. federal income tax considerations relating to the Rescission Offer. The discussion does not deal with all of the U.S. federal income tax consequences of our Rescission Offer that may be relevant to persons in light of their particular circumstances or to persons subject to special tax rules. The discussion assumes that a person who is holding shares of Popular common stock outside of the 401(k) Plan holds such shares as capital assets and that a person who previously held shares of Popular common stock outside of the 401(k) Plan and sold them also held such shares as capital assets. The federal income tax laws applicable to the Rescission Offer discussed herein are based on the structure of the Rescission Offer. The Internal Revenue Service is not precluded from asserting a position contrary to that summarized in this discussion or from otherwise recharacterizing the transaction in whole or in part.
Current Participants in the 401(k) Plan
     If you are a current participant in the 401(k) Plan and have a 401(k) Plan account, all funds we pay as a result of your acceptance of the Rescission Offer will be paid to the 401(k) Plan trustee and not directly to you. Such funds will be allocated to your account in the 401(k) Plan and invested in accordance with your current investment directions. You may change your investment directions by following the 401(k) Plan’s procedures for changing investments. Contact Principal Financial Group for more information. Your acceptance or rejection of the Rescission Offer, your sale to Popular of common stock and your receipt of any funds in the 401(k) Plan pursuant to your acceptance of the Rescission Offer will not be taxable events. However, upon any later distribution of funds from your 401(k) Plan account, such distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable to you (or your beneficiary, if applicable) as ordinary income and may be subject to a 10% federal income tax penalty in cases of some early distributions from the 401(k) Plan. Additionally, Popular may have to withhold income taxes on any subsequent distribution to you. You may be able to defer current taxation (and the 10% income tax penalty on early distribution) by rolling over the 401(k) Plan amounts distributed to you to an individual retirement account (IRA) or another tax-qualified retirement plan.
Former Participants in the 401(k) Plan Who Received Stock and Rolled Over Their Stock to an IRA or Other Qualified Plan
     If you are a former participant in the 401(k) Plan but no longer have a 401(k) Plan account, you took a distribution of your 401(k) Plan account in the form of shares of Popular common stock and rolled that distribution over (directly or indirectly) into an IRA or other eligible retirement plan, and the IRA or eligible retirement plan still holds those shares, all funds we pay as a result of your acceptance of the Rescission Offer will be paid to you or to your IRA or other eligible retirement plan as you direct on Acceptance Form B. Your acceptance or rejection of the Rescission Offer, your sale to Popular of common stock and your receipt of any funds pursuant to your acceptance of the Rescission Offer will not be taxable events if you direct the distribution to your IRA or other eligible retirement plan. However, upon any later distribution of funds from, for instance, an IRA or an eligible retirement plan, those distributed funds (including amounts attributable to the Rescission Offer) generally will be taxable to you

(or your beneficiary, if applicable) as ordinary income and may be subject to a 10% federal income tax penalty in cases of some early distributions from the 401(k) Plan.
Other Former Participants in the 401(k) Plan Who Received a Distribution
     If you are a former participant in the 401(k) Plan and no longer have a 401(k) Plan account, and you accept the Rescission Offer, we will make all payments with respect to Popular Common stock, including interest, directly to you in the following circumstances: (i) you took all or part of the distribution of your 401(k) Plan account in the form of shares of Popular common stock which you did not roll over to an IRA or other tax-qualified retirement plan, and either you still own some or all of those shares or have since sold them at a loss; (ii) you took your distribution from your 401(k) Plan account in the form of cash or other property not including shares of Popular common stock, whether or not you rolled any part of that distribution into an IRA or other eligible retirement plan; and (iii) you took all or part of the distribution of your 401(k) Plan account in the form of shares of Popular common stock which you did roll over to an IRA or other tax-qualified retirement plan, the IRA or eligible plan sold the shares for less than the 401(k) Plan’s original purchase price, but the IRA or plan administrator refuses to accept the payment from us.
     Any amount we pay you to purchase Popular common stock that you now own should be treated as a taxable redemption of stock. That redemption may be treated as a sale or exchange or as a dividend for federal income tax purposes depending on the application of the tax rules to your individual circumstances. You should consult with your own tax adviser with regard to the tax treatment of such a distribution to you.
     Any amount you receive with respect to any shares of Popular common stock that you took in a distribution from the 401(k) Plan and previously sold should be capital gain to you. To the extent the payment is treated as capital gain, such gain should be short-term or long-term depending on your holding period for the shares at the time you sold them.
     If you are a former participant in the 401(k) Plan and no longer have a 401(k) Plan account, and either (i) you did not take any part of the distribution from your 401(k) Plan account in the form of shares of Popular common stock, or (ii) you took a distribution in the form of shares, rolled the distribution to an IRA or other eligible retirement plan, and the IRA or plan sold the shares for less than your purchase price, the federal income tax treatment of the funds, including interest, we pay to you as a result of your acceptance of the Rescission Offer is unclear. We intend to take the position that such payments are not additional distributions from the 401(k) Plan; however, such payments may constitute ordinary income to you. If we determine that such amounts constitute compensation to you, we may withhold income and employment taxes from such payments.
     The foregoing is only a summary of the federal income tax consequences that may be applicable to you in connection with the Rescission Offer and does not purport to be a complete description of your particular tax consequences, including state income taxes and penalties. You should consult with your own tax adviser with regard to the tax consequences of the Rescission Offer and any subsequent distribution from the 401(k) Plan.
USE OF PROCEEDS
     We will receive no cash proceeds from the Rescission Offer. The Popular common stock was originally purchased in brokerage transactions on the open market for which we did not receive any proceeds.
NOTICE OF BLACKOUT PERIOD
     If you accept the Rescission Offer and on November 27, 2007 you hold stock in your 401(k) Plan account, requests to buy or sell Popular common stock in your 401(k) Plan account, as well as requests for a loan or a distribution from the 401(k) Plan will be temporarily suspended. This temporary suspension is called a “blackout period.” The blackout period will not affect your ability to allocate new contributions and loan repayments to Popular common stock or other investment funds under the 401(k) Plan. The blackout period will begin at 2:30 p.m., Eastern Time, on November 27, 2007 and will end on the date that the proceeds from the Rescission Offer are credited to your 401(k) Plan account, which we expect to occur approximately five business days after the Expiration Date. You will be notified in the event that the blackout period is extended beyond this date.
     This blackout period is required to ensure smooth processing of the Rescission Offer. During the blackout period, Principal Financial Group will not permit certain transactions involving Popular common stock in your Plan account. This means:
•	requests for loans and distributions (including hardship distributions) will be delayed until after the blackout period ends.

•	requests for transfers of Popular common stock to or from the Popular, Inc. Stock Fund will not be allowed. Any request to transfer Popular common stock to or from the Popular, Inc. Stock Fund made during the blackout period will need to be remade following the blackout period.
     The Rescission Offer will not affect your ability to direct new contributions and loan repayments into Popular common stock during the blackout period.
     It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify Popular common stock during the blackout period. For your long term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments and diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you will not be able to direct the sale of such stocks from your account during the blackout period.
     If you have any questions concerning this blackout period and notice, you should contact Principal Financial Group at 1-800-547-7754 or by mail at Principal Trust Company c/o Principal Financial Group, P.O. Box 9394, Des Moines, IA 50306-9394. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
     For additional information and limitations on the 401(k) Plan investment options and how to direct investment of your plan account, see the Popular, Inc. USA 401(k) Savings and Investment Plan Summary Plan Description. You can obtain a copy of the Plan Summary Description by contacting the Popular North America Benefits Department at (787) 994-6947, or by accessing the Principal Financial group website at www.principal.com.
LEGAL MATTERS
     Certain legal matters related to the securities to be offered hereby will be passed upon for us by Brunilda Santos de Alvarez, Executive Vice President and Chief Legal Officer of our corporation.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting (which is included in Management’s Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K dated October 8, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A
Popular, Inc. USA 401(k) Savings and Investment Plan
ACCEPTANCE FORM A
ACCEPTANCE FORM A APPLIES TO THE FOLLOWING PERSONS:
•	CURRENT PARTICIPANTS IN THE 401(K) PLAN;

•	FORMER EMPLOYEES WHO MAINTAIN AN ACCOUNT IN THE 401(K) PLAN; and

•	FORMER EMPLOYEES WHO NO LONGER HAVE AN ACCOUNT IN THE 401(K) PLAN AND WHO DID NOT TAKE OR ROLL OVER A DISTRIBUTION FROM THE PLAN IN THE FORM OF POPULAR, INC. COMMON STOCK
AS ONE OF THE ABOVE PERSONS, YOU EITHER CONTINUE TO HOLD SHARES IN THE 401(K) PLAN AND/OR MAY HAVE SOLD SOME OR ALL OF THOSE SHARES AT A LOSS.
RESCISSION OFFEREE’S ACCEPTANCE
OF THE RESCISSION OFFER
YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT RETURN THIS FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER.
IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE COMPLETE, SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY NOVEMBER 27, 2007 (THE “EXPIRATION DATE”), ACCORDING TO THE INSTRUCTIONS BELOW.

DIRECTIONS TO TRUSTEE
Principal Trust Company
c/o Principal Financial Group
P.O. Box 9394
Des Moines, Iowa 50306-9394
Dear Sir or Madam:
     The undersigned has received a prospectus dated October 17, 2007, of Popular, Inc. (the “Company”) (the “Prospectus”), pursuant to which the Company offers to rescind (the “Rescission Offer”) purchases by the trustee of the Popular, Inc. USA 401(k) Savings and Investment Plan (the “401(k) Plan”) of shares of common stock (the “Common Stock”) of the Company from August 9, 2006 through August 8, 2007, made on behalf of the undersigned with salary deferral, employer matching, bonus matching, rollover or after-tax contributions within the 401(k) Plan (the “Shares”).
     I hereby accept the Rescission Offer for the Shares upon the terms and subject to the conditions of the Prospectus and direct that all payments be made to Principal Trust Company, as trustee of the 401(k) Plan (the “Trustee”).
     To the extent that the undersigned holds Shares in its 401(k) Plan account, the undersigned directs the Trustee to tender unconditionally to the Company the Shares held by the Trustee for the undersigned’s 401(k) Plan account upon the terms and subject to the conditions set forth in the Prospectus. If the undersigned is a current participant in the 401(k) Plan, the undersigned acknowledges that payments to the undersigned pursuant to the Rescission Offer will be reinvested in accordance with the undersigned’s current investment elections for new contributions in the 401(k) Plan.

A-1

     If the undersigned no longer has a 401(k) plan account, the undersigned understands that the payment will be received by the 401(k) Plan and distributed to the undersigned as soon as administratively feasible by the 401(k) Plan in the same manner as the undersigned’s previous distribution from the 401(k) Plan, unless otherwise instructed herein.
     The undersigned acknowledges that his or her acceptance of the Rescission Offer will be deemed rejected if, by accepting the offer, the undersigned would receive an amount per share tendered that is less than the fair market value per share of the Company’s common stock on the Expiration Date. The undersigned acknowledges that by accepting the Rescission Offer, the undersigned will be unable to make transfers within his or her 401(k) Plan account that involve Popular common stock during a “blackout” period that will last from November 27, 2007 to the date that the proceeds from the Rescission Offer are credited to his or her 401(k) Plan account, which is expected to occur on December 3, 2007. The undersigned acknowledges and agrees that as a result of such acceptance, the undersigned will no longer hold any Shares surrendered to the Company for repurchase pursuant to the Rescission Offer.
* * *
     I understand that I must complete the name, signature, date and social security number or taxpayer identification number information below for this form to be eligible for acceptance by the Trustee and the Company.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

Telephone Number
DISTRIBUTION INSTRUCTIONS: FOR FORMER PARTICIPANTS IN THE 401(K) PLAN ONLY: (If neither box is checked, proceeds from the Rescission Offer that are credited to your 401(k) Plan account will be distributed in the manner in which your 401(k) Plan account was previously distributed. YOU MUST RETURN A SUBSTITUTE W-9 WITH YOUR ACCEPTANCE FORM.

☐	Proceeds of the Rescission Offer should be rolled-over to the following IRA or eligible retirement plan::
Plan Name or IRA Account Number:
Taxpayer Identification Number of IRA or Plan:

Name of IRA Custodian or Plan Trustee (please print)	Signature

Street Address	Date

City, State and Zip Code

☐	Payment should be made to me at the address above.

A-2

APPENDIX B
ACCEPTANCE FORM B
     ACCEPTANCE FORM B APPLIES ONLY TO FORMER EMPLOYEES WHO NO LONGER HAVE A 401(k) PLAN ACCOUNT AND WHO TOOK OR ROLLED OVER A DISTRIBUTION IN THE FORM POPULAR COMMON STOCK.
RESCISSION OFFEREE’S ACCEPTANCE
OF THE RESCISSION OFFER
     YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT RETURN THIS FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER.
     IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE COMPLETE, SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY NOVEMBER 27, 2007 (THE “EXPIRATION DATE”), ACCORDING TO THE INSTRUCTIONS BELOW. YOU MUST RETURN A SUBSTITUTE W-9 WITH YOUR ACCEPTANCE FORM.

DIRECTIONS TO POPULAR, INC.
Popular, Inc.
P.O. Box 362708
San Juan, P.R. 00936-2708
Attn: Corporate People Division, Mail Stop 914
Dear Sir or Madam:
     The undersigned has received a prospectus dated October 17, 2007, of Popular, Inc. (the “Company”) (the “Prospectus”), pursuant to which the Company offers to rescind (the “Rescission Offer”) purchases by the trustee of the Popular, Inc. USA 401(k) Savings and Investment Plan (the “401(k) Plan”) of shares of common stock (the “Common Stock”) of the Company from August 9, 2006 through August 8, 2007, made on behalf of the undersigned with salary deferral, employer matching, bonus matching, rollover or after-tax contributions within the 401(k) Plan (the “Shares”).
     I hereby accept the Rescission Offer for the Shares described above purchased by the Trustee for my account under the 401(k) Plan and described above and direct that all payments be made to me or for my account as set forth in the Prospectus.
     The following Shares were distributed to the undersigned by the trustee of the 401(k) Plan from the undersigned’s account under the 401(k) Plan and certificates for such shares are enclosed and are tendered unconditionally.

Number of Shares Tendered	Stock Certificate Number
     The following Shares were distributed to the undersigned from the undersigned’s account under the 401(k) Plan but were sold at a loss and the undersigned wishes to accept the Rescission Offer with respect to all such Shares. I am enclosing with this Form evidence of such sale at a loss.

Number of Shares Sold	Date of Sale	Sales Price

* If you require additional space, please complete an additional sheet, sign it, and attach it to this form.

     The undersigned acknowledges that his or her acceptance of the Rescission Offer will be deemed rejected if, by accepting the offer, the undersigned would receive an amount per share tendered that is less than the fair market value per share of the Company’s common stock on the Expiration Date. The undersigned acknowledges and agrees that as a result of such acceptance, the undersigned will no longer hold any Shares surrendered to the Company for repurchase pursuant to the Rescission Offer.
* * *
     I understand that I must complete the name, signature, date and social security number or taxpayer identification number information below for this Form to be eligible for acceptance by the Company.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number
     If an IRA or eligible retirement plan holds Common Stock, or following distribution from the Plan held Common Stock and now holds the proceeds from sale of Common Stock and will accept payment from the Rescission Offer, the IRA trustee or plan fiduciary accepts the Rescission Offer and directs payment as follows:
Plan Name or IRA Account Number:
Taxpayer Identification Number of IRA or Plan:

Name of IRA Custodian or Plan Trustee (please print)	Signature

Street Address	Date

City, State and Zip Code

CO-OWNER, IF ANY:

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

INSTRUCTIONS TO APPENDICES
APPLICABLE TO ACCEPTANCE FORMS A AND B
     1. Delivery Instructions: The method of delivery of (i) this form and the Substitute Form W-9 and (ii) all other required documents is at the election and risk of the Rescission Offeree and the delivery will be deemed made only when we actually receive them at the address indicated above.
     2. Important Tax Information: Under federal income tax law, any Rescission Offeree who accepts the Rescission Offer and (i) took a distribution from the 401(k) Plan in cash, or (ii) took a distribution of Popular, Inc. Common Stock from the 401(k) Plan is required to provide Popular, Inc. with such person’s correct Taxpayer Identification Number (TIN) on Substitute Form W-9 below, unless the Rescission Offeree rolled the distribution over to an individual retirement account or to another tax-qualified retirement plan. The TIN is the Rescission Offeree’s social security number. If Popular, Inc. is not provided with the correct TIN, the Rescission Offeree may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such Rescission Offeree pursuant to the Rescission Offer may be subject to backup withholding.
     If backup withholding applies, Popular, Inc. is required to withhold 28% of any payments made to the Rescission Offeree (and any state tax amount). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
     3. Purpose Of Substitute Form W-9: To prevent backup withholding on payments that are made to a Rescission Offeree, the Rescission Offeree is required to notify Popular, Inc. of his or her current TIN by completing the form below certifying that the TIN provided on the Substitute Form W-9 is correct (or that such Rescission Offeree is awaiting a TIN) and that (1) such Rescission Offeree has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (2) the Internal Revenue Service has notified such Rescission Offeree that he or she is no longer subject to backup withholding.
     4. What Number To Give To Popular, Inc.: A Rescission Offeree is required to give to Popular, Inc. the social security number or employer identification number of the record owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the Substitute Form W-9 for additional guidelines on which number to report. The box in Part 2 of the Substitute Form W-9 may be checked if such person has not been issued a TIN and has applied for a number or intends to apply for the number in the near future. If the box in Part 2 is checked and Popular, Inc. is not provided with a TIN within 60 days after receipt of the Form of “Rescission Offeree’s Acceptance of Rescission Offer,” Popular, Inc. will withhold 28% of all payments made thereafter until a TIN is provided to Popular, Inc.
     5. Mail all forms to:
If you are (i) a current participant in the Popular 401(k) Plan; (ii) a former employee who has maintained an account in the 401(k) Plan; or (ii) a former employee who no longer has an account in the 401(k) Plan, but who did not take or roll over a distribution in the form of Popular common stock, Acceptance Form A, including all supporting documents, should be returned to:
By Mail:
Principal Trust Company
c/o Principal Financial Group
P.O. Box 9394
Des Moines, Iowa 50306-9394

By Overnight Delivery:
Principal Trust Company
c/o Principal Financial Group
710 9th Street
Des Moines, Iowa 50309-1502
If you are a former employee who no longer has an account in the 401(k) Plan and who took or rolled over a distribution in the form Popular common stock, Acceptance Form B, including all supporting documents, should be returned to:
By Mail:
Popular, Inc.
P.O. Box 362708
San Juan, PR 00936-2708
Attn: Corporate People Division, Mail Stop 914
By Overnight Delivery:
Popular, Inc.
Corporate People Division
Mail Stop 914
1500 Ponce de León Avenue
BPPR Building, 5th Floor
San Juan, Puerto Rico 00909
Reference telephone: 787-723-0077 x3831
You must send your originally signed acceptance forms and other required documents by United States postal service or other recognized overnight mail delivery service. If you are sending us stock certificates, we strongly recommend that you send the form and accompanying documents by recognized overnight mail delivery service or registered or certified mail, properly insured, with return receipt requested. We will not accept acceptance forms by fax or scanned acceptance forms sent as e-mail attachments.
In order for your acceptance of the Rescission Offer to be considered, we must receive all required forms and documents no later than the close of business on November 27, 2007.

APPLICABLE TO ACCEPTANCE FORM B ONLY
     6. Accepting The Rescission Offer: If you previously directed and caused the Trustee to distribute your Shares from the 401(k) Plan, in order to indicate your acceptance of the Rescission Offer, you must:
A.	Sign the form and provide your complete address, date, and social security or Taxpayer Identification Number,

B.	If you have not sold such distributed Shares, affix your original stock certificate to this form of “Rescission Offeree’s Acceptance of the Rescission Offer,”

C.	ALL REGISTERED OWNERS MUST SIGN EITHER THE STOCK CERTIFICATE WITH MEDALLION SIGNATURE GUARANTEE OR A STOCK POWER WITH MEDALLION SIGNATURE GUARANTEE,

D.	If you have sold any such distributed Shares at a loss prior to November 27, 2007, affix your proof of loss on the sale(s) of such Shares to this form of “Rescission Offeree’s Acceptance of the Rescission Offer” (such proof of loss must be in a form acceptable to Popular, Inc., such as a broker’s confirmation or monthly statement),

E.	Complete and sign the Substitute Form W-9 attached to this form of “Rescission Offeree’s Acceptance of the Rescission Offer” (See Instruction 6), and
     7. Signatures On The Form Of “Rescission Offeree’s Acceptance Of The Rescission Offer”: This form of “Rescission Offeree’s Acceptance of the Rescission Offer” is to be completed and signed by each Rescission Offeree that desires to accept the Rescission Offer. If Shares surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Form of “Rescission Offeree’s Acceptance of the Rescission Offer.” If any such Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate forms of “Rescission Offeree’s Acceptance of the Rescission Offer” as there are different registrations of certificates. Except as provided below, signatures must correspond exactly with the name(s) as written on the face of any certificate surrendered. Certificates surrendered hereby must be endorsed or surrendered with an appropriate instrument of transfer (a signed stock power), in either case signed exactly as the name or names of the registered holder or holders appear on the certificates. Signatures on such certificates or transfer instruments must be guaranteed by a recognized member of the Medallion Signature Guaranty Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934. Medallion Signature Guaranty Program member institutions are typically banks, brokerage firms and other financial services companies. Such Rescission Offeree must, if requested by the Company, certify that the Shares so tendered were owned beneficially by such Rescission Offeree on November 27, 2007, notwithstanding that such Shares were registered in another name on that date.
     8. Mutilated, Lost, Destroyed Or Stolen Certificates: If any certificate which a Rescission Offeree desires to tender to the Company for repurchase pursuant to the Rescission Offer has been mutilated, lost, destroyed or stolen, the holder should promptly notify Principal Trust Company at 1-800-547-1154. The holder will then be directed as to the steps that must be taken in order to replace the certificate. The Form of “Rescission Offeree’s Acceptance of the Rescission Offer” and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificate(s) have been followed.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$368
Legal fees and expenses	75,000
Printing and mailing expenses	13,000
Accounting fees and expenses	30,000
Processing and miscellaneous expenses	60,000

TOTAL	$178,368

*	All of such items except the registration fee are estimated. All of such expenses will be borne by Popular, Inc.
Item   15. Indemnification of Directors and Officers.
     Popular, Inc. is a Puerto Rico corporation.
     (a) Article ELEVENTH of the Restated Certificate of Incorporation of Popular, Inc. provides the following:
     (1) Popular, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Popular, Inc.) by reason of the fact that he is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Popular, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Popular, Inc. and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (2) Popular, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Popular, Inc. to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Popular, Inc., except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Popular, Inc. unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee or agent of Popular, Inc. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (4) Any indemnification under paragraph l or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by Popular, Inc. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.
     (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Popular, Inc. in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall untimely be determined that he is entitled to be indemnified by Popular, Inc. as authorized in this Article ELEVENTH.
     (6) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, Popular, Inc. may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Popular, Inc. would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other state of the United States or foreign country as may be applicable.
     (b) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.
     (c) Article 4.08 of the PR-GCA authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.
     (d) The Company maintains a directors’ and officers’ liability insurance policy.

Item 16. Exhibits.

4.1	-	Articles of Incorporation of Popular, Inc. (incorporated by reference to Exhibit 3.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004)

4.2	-	Bylaws of Popular, Inc. (incorporated by reference to Exhibit 4.2 of the Corporation’s Registration Statement on Form S-8 (No. 333-80169) filed with the SEC on June 8, 1999)

4.3	-	Form of certificate for Popular, Inc. common stock (incorporated by reference to Exhibit 4.1 of Popular, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

4.4	-	Stockholder Protection Rights Agreement, dated as of August 13, 1998 by and between Popular, Inc. and Banco Popular de Puerto Rico as Rights Agent, including Form of Rights Certificate attached as Exhibit B thereto. (Incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998.)

4.5	-	Certificate of Designation, Preferences and Rights of Series A Participating Cumulative Preferred Stock, dated August 3, 1999 (incorporated by reference to Exhibit 99.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 3, 1999)

5.1	-	Opinion of Brunilda Santos de Alvarez as to legality (including consent)

23.1	-	Consent of PricewaterhouseCoopers LLP

23.2	-	Consent of Brunilda Santos de Alvarez (see Exhibit 5.1 above)

24	-	Powers of Attorney (included on pages II-4 through II-5)

99.1	-	Form of letter to Rescission Offer recipients

99.2	-	Form of Transaction Summary Form provided to Rescission Offer recipients.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and then offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 22nd day of October, 2007.

POPULAR, INC.
(Registrant)

By:	/s/ Jorge A. Junquera
Name:	Jorge A. Junquera
Title:	Senior Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera, Brunilda Santos de Alvarez and Richard Barrios, and each of them individually, his/her true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	October 22, 2007

/s/ Juan J. Bermúdez Juan J. Bermúdez	Director	October 22, 2007

/s/ María Luisa Ferré María Luisa Ferré	Director	October 22, 2007

/s/ Michael Masin Michael Masin	Director	October 22, 2007

Manuel Morales, Jr.	Director	October 22, 2007

/s/ Francisco M. Rexach, Jr. Francisco M. Rexach, Jr.	Director	October 22, 2007

/s/ Frederic V. Salerno Frederic V. Salerno	Director	October 22, 2007

/s/ William J. Teuber, Jr. William J. Teuber, Jr.	Director	October 22, 2007

/s/ José R. Vizcarrondo José R. Vizcarrondo	Director	October 22, 2007

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2007

/s/ Ileana González Ileana González	Senior Vice President and Comptroller (Principal Accounting Officer)	October 22, 2007